EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (Nos. 333-151680, 333-117092, 333-108114, 333-84974 and 333-34160) of LodgeNet Interactive Corporation of our report dated June 26, 2012, relating to the statement of net assets available for benefits of the LodgeNet Interactive Corporation 401(k) Plan, as of December 31, 2011 and 2010 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011, which report appears in the 2011 annual report on Form 11-K of the LodgeNet Interactive Corporation 401(k) Plan.

/s/ Eide Bailly LLP

Eide Bailly LLP

Minneapolis, Minnesota

June 26, 2012

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